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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 21, 2009
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

One Market, Spear Tower Suite 2400 San Francisco, California 94105 (Address of principal executive offices) (Zip Code) (415) 267-7000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

2011 General Rate Case Application

On December 21, 2009, PG&E Corporation’s subsidiary, Pacific Gas and Electric Company (Utility), filed its 2011 General Rate Case (GRC) application.  The Utility is requesting that the California Public Utilities Commission (CPUC) authorize the amount of base revenues that the Utility may collect from customers to recover its costs for electric and natural gas distribution operations and electric generation operations for a three-year period (2011 through 2013).  The Utility’s request represents a proposed revenue increase for 2011 of $1.048 billion, or 6.4%, above the 2010 total revenue forecast.  The critical driver of the Utility’s request in this GRC will be the need to invest in energy infrastructure to meet customers’ expectations for service quality.  The Utility estimates that it will need to spend an average of about $2.7 billion in capital expenditures annually on these infrastructure improvements, especially replacement of gas and electric systems that are reaching the end of their useful lives.  The Utility also needs adequate funds to continue to safely operate, maintain, and upgrade generation plants to serve growing demand.

The Utility proposed that the CPUC adopt new flexible cost recovery mechanisms by establishing balancing accounts for several categories of costs that are subject to a high degree of volatility based on economic conditions and other factors, including new customer connections, emergency service restoration, uncollectible accounts, and employee healthcare costs.

The Utility also has requested that the CPUC establish a ratemaking mechanism for 2012 and 2013 designed to increase the Utility’s authorized revenues in years between GRCs to reflect increases in rate base due to capital investments in infrastructure, and increases in wages and expenses.  The proposed mechanism also would require revenue requirements to be adjusted to reflect changes in franchise, payroll, income, or property tax rates, as well as new taxes or fees imposed by governmental agencies.  The Utility estimates that this mechanism would result in a revenue requirement increase of $275 million in 2012 and an additional increase of $343 million in 2013.  The Utility would advise the CPUC of the actual amount of these proposed increases in October 2011 and October 2012 for years 2012 and 2013, respectively.

The Utility requested that the CPUC issue a final decision by the end of 2010.  If the decision is delayed, the Utility will, consistent with CPUC practice in prior GRCs, request the CPUC to issue an order directing that the authorized revenue requirement changes be effective January 1, 2011, even if the decision is issued subsequent to that date.

PG&E Corporation and the Utility are unable to predict what amount of revenue requirements the CPUC will authorize for the period from 2011 through 2013, when a final decision in this proceeding will be received, or how the final decision will impact their financial condition or results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: December 21, 2009	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: December 21, 2009	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary